Exhibit 23.1
                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
Chromcraft Revington, Inc.:

We consent to incorporation by reference in the registration statement (No. 33-48728) on Form S-8 of Chromcraft Revington, Inc. of our report dated January 31, 2003, relating to the consolidated balance sheets of Chromcraft Revington, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of earnings, stockholders' equity, and cash flows and the consolidated financial statement schedule for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002, annual report on Form 10-K of Chromcraft Revington, Inc. Our report refers to a change in accounting for goodwill amortization and impairment in 2002.



KPMG LLP
Indianapolis, Indiana
March 4, 2003